UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007

Callisto Pharmaceuticals, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-32325	13-3894575
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 1609
New York, New York  10170
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0010

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A is being submitted to correct a Form 8-K which was submitted on January 26, 2007 by Callisto Pharmaceuticals, Inc.  The referenced Form 8-K submitted the disclosure set forth below under Item 1.01 instead of Item 5.02.  In every other respect the Form 8-K was correct as submitted.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2007, Callisto Pharmaceuticals, Inc. (the “Company”) entered into an Extension and Amendment Agreement (the “Amendment Agreement”) with Gabriele M. Cerrone, Chairman of the Company and a consultant to the Company (the “Consultant”).  The Amendment Agreement extends the term of the consulting agreement between the Company and the Consultant dated as of December 27, 2004 (the “Consulting Agreement”) to December 31, 2009.

Among other things, the Amendment Agreement increases the Consultant’s compensation from $205,000 to $275,000 per year (the “Base Compensation”).  In addition, the Consultant was granted 225,000 ten year non-qualified stock options at an exercise price of $0.96 per share of which 75,000 vest on each of December 31, 2007, 2008 and 2009.  Additionally,  pursuant to the Amendment Agreement, in recognition of the services beyond that required of the Consultant during the period from July 1, 2006 to January 25, 2007, the Company will accrue a bonus to the Consultant of $75,000, payable on March 31, 2007.  The Consultant shall be eligible to earn a cash bonus of up to 22.5% of the Base Compensation for each twelve month period during the term of the Consulting Agreement based on meeting performance objectives and bonus criteria to be mutually identified by Consultant and the Company’s Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    January 30, 2007

CALLISTO PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
Chief Executive Officer